Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-97061, No. 333-117798, No. 333-136328, No. 333-145125 and No. 333-152956) pertaining to the 2002 Equity Incentive Plan, 2002 Employee Stock Purchase Plan and 2002 Non-Employee Directors’ Stock Option Plan and 2002 Equity Incentive Plan of LeapFrog Enterprises, Inc., of our reports dated March 5, 2009, with respect to the consolidated financial statements and schedule of LeapFrog Enterprises, Inc., and the effectiveness of internal control over financial reporting of LeapFrog Enterprises, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

San Francisco, California
March 5, 2009